EXHIBIT 99.1

For Immediate Release

Citigroup Inc. (NYSE: C)

July 14, 2014

Citigroup Announces Comprehensive Settlement with
Residential Mortgage-Backed Securities Working Group

New York -- Citigroup today announced that it has reached an agreement to settle the ongoing investigation of the Residential Mortgage-Backed Securities (RMBS) Working Group, part of the Financial Fraud Enforcement Task Force. Today’s agreement resolves actual and potential civil claims by the U.S. Department of Justice (the DOJ), several state attorneys general (State AGs), and the Federal Deposit Insurance Corporation (the FDIC) relating to RMBS and collateralized debt obligations (CDOs) issued, structured or underwritten by Citi between 2003 and 2008.

Under the terms of the settlement, Citigroup will pay a total of $4.5 billion in cash and provide $2.5 billion in consumer relief. The cash portion consists of a $4 billion civil monetary payment to the DOJ and $500 million in compensatory payments to the State AGs and the FDIC. The consumer relief will be in the form of financing provided for the construction and preservation of affordable multifamily rental housing, principal reduction and forbearance for residential loans, as well as other direct consumer benefits from various relief programs. Citigroup has agreed to provide the consumer relief by the end of 2018.

Michael Corbat, Chief Executive Officer of Citigroup, said, “The comprehensive settlement announced today with the U.S. Department of Justice, state attorneys general, and the FDIC resolves all pending civil investigations related to our legacy RMBS and CDO underwriting, structuring and issuance activities. We also have now resolved substantially all of our legacy RMBS and CDO litigation. We believe that this settlement is in the best interests of our shareholders, and allows us to move forward and to focus on the future, not the past.”

In connection with the settlement, Citigroup will take a charge of approximately $3.8 billion pre-tax in the second quarter of 2014. Citigroup will issue its second quarter results via press release at approximately 8 a.m. today.

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Citi
Citi, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citigroup provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

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Certain statements in this release, including Citi’s agreement to provide the required consumer relief under the settlement by the end of 2018, are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors. More information about these factors and other factors that may affect Citi’s future results is contained in Citi’s filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of Citi’s 2013 Annual Report on Form 10-K. Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citi does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Media Contact:	Mark Costiglio	(212) 559-4114

Investors:	Susan Kendall	(212) 559-2718

Fixed Income Investors:	Peter Kapp	(212) 559-5091